Exhibit 15.3
ENVOY COMMUNICATIONS GROUP INC.
Nominating and Corporate Governance Committee Charter
I.	Purpose
The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in:
A.	developing and implementing the Company’s corporate governance guidelines;

B.	identifying individuals qualified to become Board members;

C.	determining the composition of the Board of Directors and its Committees;

D.	assess the effectiveness of the Board of Directors and its Committees; and

E.	monitoring a process to assess Board and Committees, including their respective Chairman, effectiveness.
II.	Duties and Responsibilities
The Nominating and Corporate Governance Committee shall perform the functions customarily performed by governance and nominating committees and any other functions assigned by the Board of Directors. In particular, the Nominating and Corporate Governance Committee shall have the following duties and responsibilities:
A.	Corporate Governance
1.	Report to the Board of Directors annually on matters of corporate governance, including standards of performance for Directors, the size of the Board, structure, responsibility and composition of Board Committees and merits of shareholder proposals.

2.	Develop and recommend to the Board of Directors a set of corporate governance guidelines including the Board of Directors’ mandate, applicable to the Company for inclusion in the Company’s public disclosure documents, in accordance with applicable laws and regulations and review such guidelines periodically, but not less than annually, and recommend changes as deemed necessary.

B.	Directors
1.	Consider and recommend for approval by the Board of Directors candidates for election or appointment to the Board of Directors.

2.	Develop and recommend to the Board of Directors appropriate qualifications/criteria for the selection of Board of Directors members, including criteria for determining director independence.

3.	Assist newly appointed members of the Board of Directors in becoming acquainted with the Company and its governance process and provide orientation and continuing education for all members of the Board of Directors.
III.	Evaluation of the Board of Directors, the Nominating and Corporate Governance Committee and other Committees of the Board of Directors and Report to the Board of Directors
A.	The Nominating and Corporate Governance Committee shall, on an annual basis:
1.	Undertake surveys of all directors to allow each director to assess the effectiveness and performance of (i) the Board of Directors and its Chairman; (ii) the Committees of the Board of Directors and their respective Chairman, as well as to appraise his or her own participation on the Board of Directors and report to the Board of Directors the results of such assessment.

2.	Evaluate, review and report to the Board of Directors the performance of the Nominating and Corporate Governance Committee.
B.	The Nominating and Corporate Governance Committee shall report to the Board of Directors periodically on the Nominating and Corporate Governance Committee’s activities.
IV.	Outside advisors
The Nominating and Corporate Governance Committee shall have the authority to engage outside counsel and other outside advisors as it deems appropriate to assist the Nominating and Corporate Governance Committee in the performance of its functions. The Company shall provide appropriate funding for such advisors as determined by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall have the authority to approve any engagement of outside counsel and other outside advisors by an individual Board member.

V.	Membership
The Nominating and Corporate Governance Committee shall consist of such number of Directors, in no event to be less than three, as the Board of Directors may from time to time by resolution determine. Each member of the Nominating and Corporate Governance Committee shall be independent of the Company as determined by the Board of Directors, in accordance with applicable laws, rules and regulations. The Chairman of the Nominating and Corporate Governance Committee shall be appointed by the Board of Directors.
VI.	Term
The members of the Nominating and Corporate Governance Committee shall be appointed by resolution of the Board of Directors to hold office from the time of their appointment until the next annual general meeting of the shareholders or until their successors are so appointed.
VII.	Procedures for meetings
The Nominating and Corporate Governance Committee shall fix its own procedure at meetings and for the calling of meetings. The Nominating and Corporate Governance Committee shall meet separately in executive session at each regularly scheduled meeting, in the absence of management.
VIII.	Quorum and voting
Unless otherwise determined from time to time by the Nominating and Corporate Governance Committee, two members of the Nominating and Corporate Governance Committee, one of which shall be the Chairman, shall constitute a quorum for the transaction of business at a meeting. For any meeting at which the regular Nominating and Corporate Governance Committee Chairman is absent, the Chairman shall be replaced by another member of the Nominating and Corporate Governance Committee who shall be named by the other members among themselves. At a meeting, any question shall be decided by a majority of the votes cast by the Nominating and Corporate Governance Committee members, except where only two members are present, in which case any question shall be decided unanimously.
IX.	Secretary
Unless otherwise determined by the Nominating and Corporate Governance Committee, the Corporate Secretary of the Company shall be the Secretary of the Nominating and Corporate Governance Committee.
X.	Vacancies
Vacancies at any time occurring shall be filled by resolution of the Board of Directors.

XI.	Records
The Nominating and Corporate Governance Committee shall keep such records as it may deem necessary of its proceedings and shall report regularly its activities and recommendations to the Board of Directors as appropriate.